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                                                                    EXHIBIT 23.3
                                                                    ------------

We hereby consent to the use of Annex C containing our opinion letter dated June 4, 1999 to the Board of Directors of AutoCyte, Inc. in the Joint Proxy Statement/Prospectus, as supplemented by Prospectus Supplement No. 1, constituting a part of the Registration Statement on Form S-4 (File No. 333-86555), as amended by Post-Effective Amendment No. 1, relating to the merger of NeoPath with a subsidiary of AutoCyte, Inc. and to the references to our firm in such Proxy Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                /s/ WARBURG DILLON READ LLC


New York, New York
September 15, 1999